EXHIBIT 9

                 ADMINISTRATION AGREEMENT

     THIS AGREEMENT is made as of the 8th day of March, 1996 by and between PROFESSIONALLY MANAGED PORTFOLIOS (the "Trust")a Massachusetts Business Trust and INVESTMENT COMPANY ADMINISTRATION CORPORATION, a Delaware Corporation (the "Administrator").

                                   WITNESSETH

     WHEREAS, the Trust is an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), with shares of beneficial interest organized into separate series ("series" or "portfolios"); and

     WHEREAS, the Trust wishes to retain the Administrator to provide certain administrative services in connection with the management of the operations of the various portfolio series of the Trust and the Administrator is willing to furnish such services:

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. Appointment. The Trust hereby appoints the Administrator to provide certain administrative services, hereinafter enumerated, in connection with the management of the portfolios' operations for the period and on the terms set forth in this Agreement. The Administrator agrees to comply with all relevant provisions of the 1940 Act, applicable rules and regulations thereunder, and other applicable law.

     2. Services on a Continuing Basis. The Administrator will perform the following services on a regular basis which would be daily weekly or as otherwise appropriate:

       (A) prepare and coordinate reports and other materials to be supplied to the Board of Trustees of the Trust;

       (B) prepare and/or supervise the preparation and filing of all securities filings, periodic financial reports, prospectuses, statements of additional information, marketing materials, tax returns, shareholder reports and other regulatory reports or filings required of the Trust and the portfolios.

       (C) prepare all required filings necessary to maintain the Trust's and portfolios' qualification and/or registration to sell shares in all states where the Trust and portfolios currently do, or intend to do business;



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       (D)  coordinate  the  preparation,  printing and mailing of all materials
(e.g., Annual Reports) required to be sent to shareholders;

       (E) coordinate the preparation and payment of Trust and portfolio related expenses;

       (F) monitor and oversee the activities of the Trust's and the portfolios' servicing agents (i.e., transfer agent, custodian, fund accountants, etc.);

       (G) review and adjust as necessary the portfolios' daily expense accruals; and

       (H) perform such additional services as may be agreed upon by the Trust and the Administrator.

     3. Responsibility of the Administrator. The Administrator shall be under no duty to take any action on behalf of the Trust or the portfolios except as set forth herein or as may be agreed to by the Administrator in writing. In the performance of its duties hereunder, the Administrator shall be obligated to exercise reasonable care and diligence and to act in good faith and to use its best efforts. Without limiting the generality of the foregoing or any other provision of this Agreement, the Administrator shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond the Administrator's control.

     4. Reliance Upon Instructions. The Trust agrees that the Administrator shall be entitled to rely upon any instructions, oral or written, actually received by the Administrator from the Board of Trustees of the Trust and shall incur no liability to the Trust or the investment adviser to any portfolio in acting upon such oral or written instructions, provided such instructions reasonably appear to have been received from a person duly authorized by the Board of Trustees of the Trust to give oral or written instructions on behalf of the Trust or any portfolio.

     5. Confidentiality; Maintenance of Records. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and portfolios and all prior, present or potential shareholders of any and all portfolios, except after prior notification to, and approval of release of information in writing by, the Trust, which approval shall not be unreasonably withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust or by a portfolio. Any records required to be maintained and preserved by the Trust or any of its portfolios which are maintained or preserved by the Administrator under this Agreement are property of the Trust and


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its portfolios and will be surrendered to the Trust or its
portfolios promptly upon request.

     6. Equipment Failures. In the event of equipment failures or the occurrence of events beyond the Administrator's control which render the performance of the Administrator's functions under this agreement impossible, the Administrator shall take reasonable steps to minimize service interruptions and is authorized to engage the services of third parties to prevent or remedy such service interruptions.

    7. Compensation. As compensation for services rendered by the Administrator during the term of this agreement, each portfolio of the Trust will pay to the Administrator a monthly fee at the annual rate determined on Schedule A to this agreement.

    8. Indemnification. The Trust and portfolios agree to indemnify and hold harmless the Administrator from all taxes, filing fees, charges, expenses, assessments, claims and liabilities (including without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do at the request of or in reliance upon the advice of the Board of Trustees of the Trust, provided that the Administrator will not be indemnified against any liability to a Portfolio or to shareholders (or any expenses incident to such liability) arising out of the Administrator's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement. The Administrator agrees to indemnify and hold harmless the Trust and each of its Trustees from all claims and liabilities (including without limitation, liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do which is in violation of this Agreement or not in accordance with instructions properly given to the Administrator, or arising out of the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.


     9. Duration and termination. This Agreement shall continue until termination by the Trust on behalf of any portfolio (through the Board of Trustees) or the Administrator on 60 days' written notice to the other. All notices and other communications hereunder shall be in writing.


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    10.  Amendments.  This Agreement or any part hereof may be changed or waived only by instrument in writing signed by the party against which enforcement of such change or waiver is sought.

    11. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties thereto with respect to the services to be performed hereunder, and supersedes all prior agreements and understandings, relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in New York and governed by New York law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first written above.






By:________________________________________
Title:____________________________________

PROFESSIONALLY MANAGED PORTFOLIOS

By:________________________________________
Title:_____________________________________

INVESTMENT COMPANY ADMINISTRATION CORPORATION

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Schedule A


FEE RATES APPLICABLE TO PORTFOLIOS OF PROFESSIONALLY MANAGED
PORTFOLIOS

I.
Academy Value Fund               Leonetti Balanced Fund
Hodges Fund                      Matrix Growth Fund
Matrix Emerging Growth Fund      Pro-Conscience Womens Equity
Lighthouse Contrarian Fund             Mutual Fund
Osterweis Fund                   Titan Financial Services Fund
U.S. Global Leaders Growth Fund  Pzena Focused Value Fund
PGP Korea Growth Fund            PGP Asia Growth Fund


Administration fee paid monthly at the following annual rate:

Average net assets of fund         Fee or Fee Rate

Under $15 million                  $30,000
$15 to $50 million                 0.20% of average  net assets
$50 to $100  million               0.15% of average net assets
$100  million  to $150  million    0.10% of average  net assets
Over $150 million                  0.05% of average net assets

II.  Avondale Total Return Fund

0.15% of average net assets or $30,000, whichever is greater

III.  Perkins Opportunity Fund
      Perkins Discovery Fund

		Average net assets of fund        Fee or Fee Rate

		Under $12 million                 $30,000
		$12  million  to $50  million     0.25% of average  net assets
		$50  million to $100 million      0.20% of average  net assets
		$100  million  to $200  million   0.15% of average net assets
		Over $200 million                 0.10% of average net assets


IV. Trent Equity Fund

0.25% of average net assets or $15,000, whichever is greater


V.  Harris Bretall Sullivan & Smith Growth Equity Fund
 	Harris Bretall Sullivan & Smith Aggressive Growth Equity Fund Harris Bretall Sullivan & Smith Health Care Fund
    Harris Bretall Sullivan & Smith Technology Fund
    Harris Bretall Sullivan & Smith Tax-Advantaged Fund
    Harris Bretall Sullivan & Smith Socially Responsible Fund

	Average net assets of fund         Fee or Fee Rate

	Under $25 million                  0.12% of average net assets
	$25 million to $50 million         0.07% of average  net assets
	$50 million to $100  million       0.05% of average net assets
	Over $100 million                  0.03% of average net assets
	Minimum fee of $30,000 annually

VI. Boston Balanced Fund

0.10% of average net assets or $30,000, whichever is greater


April, 1998